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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25
                                                       SEC File Number:  0-29490
                                                        CUSIP Number:  420123101

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(Check One): [ ] Form 10-K  [ ] Form 20-F [ ] Form 11-K [x] Form 10-Q [ ] Form N-SAR
For Period Ended:      June 30, 2000
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[ ]  Transition Report on Form 10-K
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form N-SAR

For the Transition Period Ended:
                                -------------------------------------

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                              ---------------------------------

PART I - REGISTRANT INFORMATION

      Hawker Pacific Aerospace
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(Full Name of Registrant)

      Hawker Pacific, Inc.
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(Former Name if Applicable)

      11240 Sherman Way
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(Address of Principal Executive Office:  Street and Number)

      Sun Valley, California 91352-4942
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(City, State and Zip Code)

PART II - Rules 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate)

[x] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[x]  (b)  The subject Quarterly Report on Form 10-Q will be filed on or before the fifth calendar day following the prescribed due date; and
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[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-24(c)
          has been attached if applicable.

PART III - NARRATIVE

Registrant's Quarterly Report on Form 10-Q could not be filed at this time without unreasonable effort or expense because of transitional issues with internal accounting staff and external auditors.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Philip M. Panzera                (818) 765-6201
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         (Name)          (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Ac t of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [x] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
     [ ] Yes  [x] No


                            HAWKER PACIFIC AEROSPACE
has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  August 12, 2000         By:     /s/ Philip M. Panzera
                                    ---------------------------
                                    Philip M. Panzera
                                    Executive Vice President